AGREEMENT

Agreement made as of the 5th day of November, 1999 by and between:

         RF Industries, Ltd.
         7610 Miramar Road, Bldg. #6000
         San Diego, Ca 92126-4202                   Federal Tax ID: 88-0168936


and,     Terrie Gross
         3543 Paul Jones Ave.

         San Diego, Ca 92117-5631                   Social Security: ###-##-####


                                   WITNESSETH

         Whereas, RFI desires to engage the services of Terrie Gross, and Terrie Gross desires to accept such engagement.

         Now, therefore, in consideration of the mutual covenants, conditions and agreements hereinafter set forth the parties hereto agree as follows:

1. Engagement. Subject to the terms and conditions of this agreement, RFI hereby engages the services of Terrie Gross, and Terrie Gross hereby accepts such engagement.


2. Term. The term of Terrie Gross agreement has commenced as of November 5, 1999 for a period of ten years. The agreement must be renewed annually, unless sooner terminated in accordance with the terms of section 6 hereof.


3. Position. The primary position to be held by Terrie Gross during his employment is: Chief Financial Officer and Corporate Secretary. She will report directly to RFI's President/CEO.


4a.  Salary.  Initial  base  salary  will be $52,000  annualized  and is payable
     weekly  each  Friday.   Base  salary  may  be   increased   only  by  RFI's
     President/CEO approval.

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Agreement
RFI/Terrie Gross

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4b.  Salary  Continuation  During  Disability.  If Terrie Gross,  for any reason whatsoever, becomes permanently or temporarily disabled, so that she is unable to perform her duties hereunder, RFI agrees to pay her sixty percent (60%) of his annual salary, payable in the same manner as her base salary, until such time as Terrie Gross begins to receive disability benefits, under any employer group disability or similar plan funded by insurance, whichever is first to occur (approximately 90 days). RFI agrees to provide Terrie Gross with a policy of disability insurance, which will pay Terrie Gross as disability payments thereunder, an amount equal to sixty percent (60%) of Terrie Gross's base salary after Terrie Gross becomes disabled and is unable to perform services under this agreement.

5. Executive Stock Option. The Board of Directors of RFI will grant Terrie Gross a stock option of 100,000 shares. The options are exercisable at $1.50 per share. The options will vest at 20% (20,000) shares per year for five (5) years to accomplish full 100% vesting. The options will expire upon termination.

6. Termination. Voluntary termination: Terrie Gross may terminate this agreement at any time, in writing. In the event of a voluntary termination by Terrie Gross, the terms and conditions of this agreement become null and void. Involuntary termination: RFI may terminate this agreement for the following reasons: (i) Terrie Gross's conviction of a crime that constitutes a felony in the jurisdiction involved, or (ii) "material breach" shall mean only a persistent or continuing failure or refusal by Terrie Gross to perform his material obligations to RFI, or (iii) conflicts between Terrie Gross and his peers or superiors, or actions in direct opposition to the charter, the goals, and the expectations of RFI and its shareholders (iv) a decision by the Board of Directors to terminate Terrie Gross . Upon written notice of material breach Terrie Gross will be paid one full year's salary. Terrie Gross must exercise stock option within one year of termination. Stock option shares may be sold to RFI at agreed upon prices and RFI will have first right of refusal to purchase option stock shares. RFI must submit to Terrie Gross in writing, intent to purchase stock option shares or refusal to purchase stock option shares within thirty (30) days of written request date from Terrie Gross. RFI must exercise option within sixty (60) days of written notice. RFI and Terrie Gross may agree on a payment schedule.


7. Death. In the event of Terrie Gross's death, all benefits payable under this Agreement, up to the time of death, shall be payable to Terrie Gross's estate, and such payments shall be reduced only by the proceeds received by Terrie Gross's estate from the Company's life insurance policy on the life of Terrie Gross. RFI will still retain first rights of refusal to purchase option stock shares from Terrie Gross's estate.

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Agreement
RFI/Terrie Gross

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8.   Benefit Plans. Terrie Gross will be entitled to all employee benefit plans.

     (i)      Medical insurance coverage
     (ii)     Life insurance (approximately $50,000)
     (iii)    401K Plan
     (iv)     Optional employee paid insurance plans
     (v)      Disability insurance
     (vi)     Exhibit A, RFI Incentive Stock Option Agreement
     (vii)    Paid holidays
     (viii)   Sick leave
     (ix)     Paid vacation

     Terrie Gross will be entitled to any additions to the employee benefit plans during his employment and will comply to any changes.

9. Assignment. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns provided that neither rights nor obligations shereunder may be assigned by Terrie Gross, and neither rights nor obligations may be assigned by RFI, except to a corporation succeeding to substantially all of the business of RFI, by sale, merger, assignment or otherwise.

10. Integration. This Agreement constitutes the entire agreement among the parties relating to thee subject matter shereof. It cannot be altered or amended except by a writing duly executed by the party against whom such alteration or amendment is sought to be enforced.


11a. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such state.


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Agreement
RFI/Terrie Gross

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11b. Arbitration.  Any controversy  between the parties  shereto,  including the construction or application of any of the terms, covenants or conditions of this Agreement, shall on written request of one party served upon the other, be submitted to arbitration and be governed by the California Arbitration Act as set forth in the California Code of Civil Procedure. The arbitration shall take place in the city of San Diego, California. The parties may agree upon one arbitrator, but in the event they cannot agree there shall be three, one named in writing by each of the parties within ten (10) days after demand for arbitration is given and a third chosen by the two so appointed; provided that the third shall be a retired judge; provided further that is the two appointed cannot agree on the choice of a retired judge, then the third arbitrator shall be designated by the then Presiding Judge of the San Diego Superior Court. The cost of such arbitration, including reasonable attorney's fees, shall be borne by the losing party or in such proportions as the arbitrator(s) shall decide. Arbitrations shall be the exclusive remedy of Employee and Employer and the award of the arbitrator(s) shall be final and binding upon the parties.

In witness wshereof, the parties shereto have caused this Agreement to be duly executed by their respective officers shereunto duly authorized as of the date first above written.

RF INDUSTRIES, LTD.



Date:  November 5, 2001                  By:   /s/ Howard F. Hill
                                            ------------------------------------
                                              Howard F. Hill, President/CEO



Date:  November 5, 2001                  By:   /s/  Terrie A. Gross
                                            ------------------------------------
                                              Terrie A. Gross, CFO